Exhibit 2.4

Exhibit D-2

STOCK RESTRICTION AGREEMENT

(Non-Employee)

This Stock Restriction Agreement (this “Agreement”) is entered into as of February         , 2006 by and between NMS Communications Corporation, a Delaware corporation (“Parent”), and                           (the “Stockholder”).

RECITALS

A.                                   Parent, Openera Technologies, Inc., Orca Acquisition Corporation, certain of the stockholders of Openera Technologies, Inc., certain individuals and Stockholder Representative have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 13,  2006, pursuant to which Orca Acquisition Corporation will be merged with and into Openera Technologies, Inc. and Openera Technologies, Inc. will become a wholly owned subsidiary of Parent (the “Merger”).

B.                                     The Stockholder is a stockholder of Target Company.

C.                                     By virtue of the Merger, all shares of Company Capital Stock held by the Stockholder prior to the Merger will be converted as of the Effective Time into a right to receive shares of Parent Common Stock pursuant to the terms of the Merger Agreement. It is a condition to the consummation of the Merger that the Stockholder enters into this Agreement.

D.                                    Capitalized terms used herein but not defined shall have the meanings assigned to them in the Merger Agreement. An index of defined terms used in this Agreement is set forth in Section 14 hereof.

NOW, THEREFORE, in consideration of the consummation of the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                          Restriction on Transfer of Shares. With respect to the [               ] shares of Parent Common Stock received by Stockholder by virtue of the Merger (the “Shares”), Stockholder shall not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer, hypothecate or dispose of, directly or indirectly, any Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise (each a “Transaction”), except to the extent that the Shares are not Restricted Shares (as defined herein) and such Transaction is otherwise permitted in accordance with the terms of this Agreement, the Merger Agreement and the Escrow Agreement.

Section 2.                                          Restricted Shares.

(a)                                  Scope of Restriction on Shares. Sixty percent (60%) of the Shares (the “Restricted Shares”) shall initially be subject to restriction (the “Restriction”) and shall be deemed Restricted Shares for purposes hereof. The Stockholder shall not engage in any Transaction with respect to Restricted Shares, except for a Permitted Transfer.

(b)                                 Lapse of Restriction. The Restriction shall lapse (i) with respect to one-third of the Restricted Shares on the one-year anniversary of date hereof, (ii) with respect to an additional one-third of the Restricted Shares on the two-year anniversary of the date hereof and (iii) with respect to the remaining one-third of the Restricted Shares on the date that is thirty (30) months from the date hereof. The Restricted Shares as to which the Restriction shall have lapsed shall cease to be Restricted Shares.

(c)                                  Escrow.

(i)                                     In order to secure the indemnification obligations of the Stockholder pursuant to the Merger Agreement, Parent has deposited a portion of the Restricted Shares with respect to which the Restriction lapses on the one-year anniversary of the date hereof with U.S. Bank National Association, as Escrow Agent pursuant to the terms of the Merger Agreement (the “Escrow Shares”). The terms of the Merger Agreement and the Escrow Agreement shall govern the disposition of the Restricted Shares to the extent any provision contained therein is inconsistent with any provision of this Agreement.

(ii)                                  All certificates representing Restricted Shares that are not Escrow Shares shall be deposited in escrow with Parent to be held in accordance with the provisions of this Agreement and the Escrow Agreement. All certificates representing Restricted Shares that may be distributed by the Escrow Agent to the Stockholder pursuant to the Escrow Agreement shall be deposited in escrow with Parent to be held in accordance with the provisions of this Agreement. When such shares are no longer Restricted Shares, Parent shall release such Shares to the Stockholder within 60 days after lapse of the Restriction with respect to such Shares; provided, however, that Parent shall have the right to retain such Shares in full or partial satisfaction of any amounts then owed by the Stockholder to Parent.

Section 3.                                          Other Restrictions on Transfer.

(a)                                  Stockholder Representations. In connection with the issuance and acquisition of the Shares, the Stockholder hereby represents and warrants to Parent as follows:

(i)                                     The Stockholder acquired and will hold the Shares for investment for his, her or its account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)                                  The Stockholder understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Stockholder obtains an opinion of counsel, in form and substance satisfactory to Parent and its counsel, that such registration is not required.

(iii)                               The Stockholder is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including, without limitation, the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited “broker’s transaction,” and the amount of securities being sold during any three-month period not exceeding specified limitations.

(iv)                              The Stockholder will not transfer the Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Stockholder agrees that he, she or it will not dispose of the Shares unless and until he, she or it has complied with all requirements of this Agreement applicable to the disposition of Shares and he, she or it has provided Parent with written assurances, in substance and form satisfactory to Parent, that the proposed disposition does not require registration of the Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been obtained.

(v)                                 The Stockholder had been furnished with, and has had access to, such information as he, she or it considered necessary or appropriate for deciding whether to invest in the Shares, and the Stockholder has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the issuance of the Shares.

(vi)                              The Stockholder represents and warrants that he, she or it is an “Accredited Investor” as defined in Regulation D of the Securities Act. The Stockholder is aware that his, her or its investment in Parent is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Stockholder is able, without impairing his, her or its financial condition, to hold the Shares for an indefinite period and to suffer a complete loss of his, her or its investment in the Shares.

(b)                                 Securities Law Restrictions. Parent at its discretion may impose restrictions upon the transfer of the Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of Parent, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c)                                  Rights of Parent. Parent shall not be required to (i) transfer on its books any Shares that have been transferred in contravention of this Agreement, (ii) transfer on its books any Shares at any time when the Stockholder owes any amounts to Parent under any agreement or (iii) treat as the owner of Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Agreement.

Section 4.                                          Adjustments; Termination of Rights of Stockholder. In the event any stock dividend, stock split, recapitalization, reorganization or a similar transaction affecting the Parent Common Stock, any new, substituted or additional securities or other property which by reason of such transaction are distributed with respect to any Shares shall immediately be subject to the restrictions set forth in this Agreement.

Section 5.                                          Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Parent and its successors and assigns and be binding upon the Stockholder and the Stockholder’s legal representatives, heirs, legatees, distributes, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

Section 6.                                          Legends. All certificates evidencing Shares shall bear the following legends:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A STOCK RESTRICTION AGREEMENT BETWEEN NMS COMMUNICATIONS CORPORATION (“NMS”)  AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF NMS WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS NMS RECEIVES AT ITS REQUEST AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT”

If required by the authorities of any state in connection with the issuance of the Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

Section 8.                                          Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon (a) personal delivery, (b) deposit with a nationally recognized overnight courier or (c) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to Parent at its principal executive office and to the Stockholder at the address set forth in Parent’s records.

Section 9.                                          Entire Agreement. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof and it supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof.

Section 10.                                   Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to its choice of law principles.

Section 11.                                   Remedies. The Stockholder agrees that Parent will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by the Stockholder, Parent shall, in addition to all other remedies available, be entitled to a temporary or permanent injunction against the Stockholder, without showing any actual damage, and/or a decree for specific enforcement in accordance with the provisions hereof.

Section 12.                                   Severability. If any provision of this Agreement is found unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect.

Section 13.                                   Amendments; Waivers. This Agreement may only be amended or modified in writing signed by the Stockholder and Parent. No party shall be deemed to waive any rights hereunder unless such waiver is in writing and signed by such party. A waiver in writing on or more occasions shall not be deemed to be a waiver for any future occasions.

Section 14.                                   Counterparts. This Agreement may be executed in counterparts, including counterparts by telecopier, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

Section 15.                                   Definitions. As used herein, the following terms shall have the following meanings:

(a)               “Agreement” shall have the meaning given to it in the preamble.

(b)              “Escrow Shares” shall have the meaning given to it in Section 2(c).

(c)               “Merger” shall have the meaning given to it in Recital A.

(d)              “Merger Agreement” shall have the meaning given to it in Recital A.

(e)               “Parent” shall have the meaning given to it in the preamble.

(f)                 “Parent Common Stock” shall have the meaning given to it in the Merger Agreement.

(g)              “Permitted Transfer” shall mean a transfer of Shares by the Stockholder (i) by beneficiary designation, will or intestate succession or (ii) to the Stockholder’s spouse, children or grandchildren or to a trust established by the Stockholder for the benefit of the Stockholder or the Stockholder’s spouse, children or grandchildren, provided that in either case the transferee agrees in writing on a form prescribed by Parent to be bound by all provisions of this Agreement and, to the extent applicable, the Escrow Agreement.

(h)              “Restricted Shares” shall have the meaning given to it in Section 2(a).

(i)                  “Restriction” shall have the meaning given to it in Section 2(a).

(j)                  “Securities Act” shall have the meaning given to it in Section 3(a)(i).

(k)               “Shares” shall have the meaning given to it in Section 1.

(l)                  “Stockholder” shall have the meaning given to it in the preamble.

(m)        “Transaction” shall have the meaning given to it in Section 1.

THIS AGREEMENT has been entered into by the parties effective as of the date first set forth above.

NMS COMMUNICATIONS CORPORATION

By
(title)

STOCKHOLDER

[insert name]